Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Lianluo Smart Limited

Beijing, China

We hereby consent to the inclusion in the Registration Statement on Form F-1 of our report dated May 15, 2020, except for share combination included in Note 3 as to which the date is October 23, 2020, relating to the consolidated financial statements and schedules of Lianluo Smart Limited (“the Company”) for the year ended December 31, 2019. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO China Shu Lun Pan Certified Public Accountants LLP

BDO China Shu Lun Pan Certified Public Accountants LLP

Beijing, China

December 23, 2020